EXHIBIT 10.4

AMENDMENT NO. 3 TO LOAN AND SECURITY AGREEMENT AND CONSENT

AMENDMENT NO. 3 TO LOAN AND SECURITY AGREEMENT AND CONSENT, dated as of June 8, 2011 (this “Amendment No. 3”), by and among Wells Fargo Bank, National Association, successor by merger to Wachovia Bank, National Association, a national banking association, in its capacity as agent for the Lenders (as hereinafter defined) pursuant to the Loan Agreement as defined below (in such capacity, “Agent”), the parties to the Loan Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”), U.S. Silica Company, a Delaware corporation (the “Company”), the subsidiaries of the Company from time to time party to the Loan Agreement as borrowers (each individually, together with the Company, a “Borrower” and collectively, “Borrowers”), USS Holdings, Inc., a Delaware corporation (“Parent”) and certain subsidiaries of Parent from time to time party to the Loan Agreement as Guarantors (individually, each a “Guarantor” and collectively, “Guarantors”).

W I T N E S S E T H :

WHEREAS, Agent, Lenders, Borrowers and Guarantors have entered into financing arrangements pursuant to which Lenders (or Agent on behalf of Lenders) have made and may make loans and advances and provide other financial accommodations to Borrowers as set forth in the ABL Loan and Security Agreement, dated as of August 9, 2007, as amended by Amendment No. 1 and Consent to Loan and Security Agreement, dated as of November 25, 2008, by and among Agent, Lenders, Borrowers and Guarantors and Amendment No. 2 to Loan and Security Agreement and Consent, dated as of May 7, 2010, by and among Agent, Lenders, Borrowers and Guarantors (as from time to time amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”, and together with all agreements, documents and instruments at any time executed and/or delivered in connection therewith or related thereto, as from time to time amended, modified, supplemented, extended, renewed, restated, or replaced, collectively, the “Financing Agreements”);

WHEREAS, Borrowers and Guarantors wish to (a) make a one-time cash dividend payment in an aggregate amount not to exceed $25,000,000 by Borrowers to USS Holdings, Inc. to Hourglass Holdings, LLC with a portion of the cash proceeds of a term loan made under the First Lien Term Loan Financing Agreements, (b) pay in full the outstanding Indebtedness under the GGC Subordinated Loan Agreement and terminate the GGC Subordinated Loan Agreement with a portion of the cash proceeds of a term loan made under the First Lien Term Loan Financing Agreements and (c) amend certain provisions of the Loan Agreement as set forth herein, and Agent and Lenders are willing to consent to such one-time cash dividend payment and agree to such amendments on the terms and subject to the conditions set forth herein; and

WHEREAS, by this Amendment No. 3, Agent, Lenders, Borrowers and Guarantors intend to evidence such amendments.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions.

(a) Additional Definitions. As used herein, the following terms shall have the meanings given to them below and the Loan Agreement and the other Financing Agreements are hereby amended to include, in addition and not in limitation, the following definitions:

(i) “Amendment No. 3” shall mean Amendment No. 3 to Loan and Security Agreement and Consent, dated as of June 8, 2011 by and among Agent, Lenders, Borrowers and Guarantors, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(ii) “Amendment No. 3 Effective Date” shall mean the date on which each of the conditions precedent to the effectiveness of Amendment No. 3 are satisfied or are waived by Agent.

(b) Amendment to Definitions. As used herein or in the Loan Agreement or any of the other Financing Agreements, the following terms are hereby amended as set forth below:

(i) The definition of “Affiliate” set forth in the Loan Agreement is hereby amended by adding at the end thereof the following proviso:

“provided that neither Golden Gate nor its Affiliates shall be deemed to be an “Affiliate” of Preferred Rocks USS or any of its Subsidiaries only when, and the to extent, acting in its capacity as a holder of Subordinated Debt”

(ii) The definition of “Capital Expenditures” set forth in the Loan Agreement is hereby amended by adding a new clause (e) at the end of the first sentence thereof as follows:

“and (e) expenditures to the extent constituting a Permitted Acquisition or made pursuant to Section 9.10(n)”

(iii) The definition of “Consolidated EBITDA” set forth in the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“Consolidated Adjusted EBITDA” means, for any period, the sum, without duplication, of the amounts for such period of (i) Consolidated EBITDA, (ii) amortization and impairment of intangibles (including goodwill), (iii) any extraordinary, unusual and non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business), (iv) stock-option compensation expenses including expenses paid to the Boards of Directors of the Loan Parties which are permitted to be paid hereunder, including those from granting, remeasuring or accelerating stock options, warrants and any other equity-related incentives, (v) transaction costs, fees and expenses (including those relating to the Transactions and those payable in connection with the sale of Capital Stock, the incurrence of Indebtedness permitted under Section 9.9, any disposition of assets or property permitted under Section 9.7 or any recapitalization, Permitted Acquisitions or other Investment permitted under Section 9.7 or 9.10, or amendment to any Indebtedness (including costs and expenses of Agent and Lender that are reimbursed) (in each case, whether or not successful) in an aggregate amount (other than with respect to the Transactions) not to exceed (A) $2,000,000 for each fiscal year, for an unconsummated transactions and (B) 10% of the purchase price or indebtedness obligations for any consummated transactions, (vi) all amounts accrued as expenses with respect to payments of the type described in Section 9.11(k) hereof, (vii) dividends on stock as permitted pursuant to the terms hereof, (viii) all losses realized upon the disposition of properties or assets which are not sold or otherwise disposed of in the ordinary course of business, (ix) any loss from discontinued operations and any loss on disposal of discontinued operations in accordance with GAAP or if otherwise reasonably acceptable to Agent and in an aggregate amount not to exceed $1,000,000 during the term of this Agreement, (x) to the extent covered by insurance and actually reimbursed, expenses with respect to liability or casualty events or business interruption, (xi) expenses to the extent covered by contractual indemnification or refunding provisions in favor of any Loan Party and actually paid or refunded, (xii) non cash silica litigation adjustments, any costs associated with exit or disposal activities, layoffs and other restructuring activities, including employee severance and termination benefits, costs to consolidate facilities, costs to relocate employees, costs to terminate contracts, and other costs associated with the disposal of long-lived assets, in each case to the extent such costs are permitted by GAAP to be recorded as restructuring, and any related accretion expenses deducted in such period in computing Consolidated Net Income; provided, that, with respect to such restructuring charges and accretion expenses, Company shall have delivered to Agent a certificate of the chief financial officer of Company specifying and quantifying such charge or expense and stating that such charge or expense is such a restructuring charge or related accretion expense, (xiv) any income or charge attributable to a post-employment benefit scheme other than current service costs, (xv) any unrealized gains or losses on any Hedging Agreement and any gains or losses on any Hedge Agreement, and fees and expenses in connection with Hedge Agreements , (xvi) expenses related to the withdrawal from the third party pension plan at the Pacific, MO plant in an aggregate amount not to exceed $500,000, (xvii) costs and expenses from moving the corporate headquarters incurred during 2010, (xviii) costs and expenses associated with opening new offices in an aggregate amount not to exceed $500,000 in any fiscal year, (xix) charges and expenses in connection with business expansion and business optimization projects and severance costs and lease termination costs, in each case, made within 12 months of any Permitted Acquisition and related to such Permitted Acquisition in an aggregate amount not to exceed $1,000,000 for each fiscal year, (xx) recruiting fees and expenses in 2010 in an aggregate amount not to exceed $250,000 and in an aggregate amount not to exceed $500,000 during the years 2011 and 2012,(xxi) the reasonable costs and expenses incurred in connection with an initial public offering (whether, or not, such initial public offering is consummated, and including one-time costs and other non-recurring expenses associated with becoming Sarbanes-Oxley Act compliant) in an aggregate amount not to exceed $2,000,000 during such period, (xxii) costs, fees and expenses (including, but not limited to, any legal fees of Agent and Lenders) incurred during such period in connection with this Agreement and the Loan Documents, (xxiii) reasonable costs and expenses directly incurred during such period in connection with (a) the opening of any new sand processing or mining facilities or (b) any substantial expansions of existing sand processing or mining facilities with a capital cost in excess of $5,000,000, in each case of (a) and (b) not to exceed 10% of the capital cost of each such expansion, and (xxiv) any expenses or income related solely to purchase accounting recorded in connection with the Transactions or any of the transactions described in clause (v) and any other non-cash items decreasing Consolidated Net Income for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges made in any prior period or which will result in the receipt of cash in a future period or which are the result of timing differences due to GAAP revenue recognition rules), all as determined on a consolidated basis, but only, in the case of clauses (ii)-(xxiv), to the extent deducted in the calculation of Consolidated Net Income, and (xxv) proceeds from any business interruption insurance (in the case of this clause (xxv) to the extent not reflected as revenue or income in such statement or such Consolidated Net Income), minus, without duplication, to the extent included in the calculation of such Consolidated Net Income, the sum of (a) any extraordinary, unusual and non-recurring income and gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (b) any non-cash items increasing Consolidated Net Income for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges made in any prior period or which will result in the receipt of cash in a future period or which are the result of timing differences due to GAAP revenue recognition rules), all as determined on a consolidated basis, (c) the aggregate gain realized upon the disposition of properties or assets which are not sold or otherwise disposed of in the ordinary course of business, (d) any gain from discontinued operations and any gain on disposal of discontinued operations, and (e) any credit from income tax; provided, that, for purposes of calculating Consolidated Adjusted EBITDA of Parent, Company and its Subsidiaries for any period, (A) the Consolidated Adjusted EBITDA of any Person acquired (or all or substantially all of whose assets are acquired) by Company or its Subsidiaries in a Permitted Acquisition during such period shall be included on a Pro Forma Basis for such period (but assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such period, and assuming (for such period and applicable subsequent periods) any synergies and cost savings to the extent certified by Company as having been determined in good faith to be reasonably anticipated to be realizable) and assuming (for such period and applicable subsequent periods) any synergies and cost savings to the extent certified by Company as having been determined in good faith to be reasonably anticipated to be realizable and which do not account for more than

25% of Consolidated Adjusted EBITDA of such acquired Person or another amount to be agreed in writing by Administrative Agent) and (B) the Consolidated Adjusted EBITDA of any Person disposed of by Company or its Subsidiaries during such period shall be excluded on a Pro Forma Basis for such period (assuming the consummation of such disposition and the repayment of any Indebtedness in connection therewith occurred on the first day of such period), all of the foregoing as determined on a consolidated basis for Company and its Subsidiaries in conformity with GAAP.

(i) The definition of “Guarantors” set forth in the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“Guarantors” shall mean, collectively, (together with their respective successors and assigns) (a) the Parent and those Domestic Subsidiaries of the Parent identified as “Guarantor” on the signature pages hereto and (b) any other Person that at any time after the date hereof becomes party to a guarantee in favor of the Agent or any Lender or otherwise liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations (other than the Borrowers); each sometimes being referred to herein individually as a “Guarantor”. Notwithstanding anything in this Agreement to the contrary, any joint venture otherwise permitted hereunder that constitutes a Subsidiary of a Loan Party shall not be required to become a Guarantor hereunder and it shall not be required to pledge its assets, in each case, if any applicable joint venture agreement prohibits such guaranty or pledge and, in any event, the joint venture’s assets shall not be included in any calculation of the Borrowing Base.

(ii) The definition of “Management Agreements” set forth in the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“ ‘Management Agreements’ shall mean that certain Amended and Restated Advisory Agreement, dated as of the date of Amendment No. 3, by and among Company, Parent, Preferred Rocks USS, Inc., a Delaware corporation (“Preferred Rocks”), GGC USS Holdings, LLC, a Delaware limited liability company (“Topco”), and GGC Administration, LLC, a Delaware limited liability company, as amended, restated and otherwise modified from time to time as permitted by the terms of the First Lien Term Loan Credit Agreement.”

(iii) The definition of “Permitted Acquisition” is hereby amended by deleting clause (vii) thereof in its entirety and replacing it with the following:

“(vii) the consideration (including without limitation earn out obligations, deferred compensation and the amount of Indebtedness and other liabilities assumed by the Loan Parties and their Subsidiaries, but excluding equity consideration, consideration paid from the proceeds of equity of the Parent issued to the Sponsor or capital contributions made by the Sponsor to the Parent and non-competition arrangements) paid by the Loan Parties and their Subsidiaries with respect to all acquisitions made during the term of this Agreement shall not exceed in the aggregate (A) up to $50,000,000 of cash on hand of the Loan Parties and their Subsidiaries and (B) all or any portion of the Subordinated Debt permitted under Section 9.9(i); provided that (i) no more than $20,000,000 of such aggregate consideration may be in the form of seller financing permitted under Section 9.9 and (ii) any cash on hand or Subordinated Debt used by any Loan Party in or to any joint venture permitted pursuant to the terms of Section 9.10(n) herein will automatically reduce, on a dollar-for-dollar basis, the basket in clause (A) or (B) above, as applicable.”

(iv) The definition of “Pro Forma Basis” is hereby amended by deleting clause (a) thereof in its entirety and replacing it with the following:

“(a) the Transactions and the repayment in full of all amounts outstanding or becoming due under the GGC Subordinated Loan Documents”

(c) Interpretation. For purposes of this Amendment No. 3, all terms used herein which are not otherwise defined herein, including but not limited to, those terms used in the recitals hereto, shall have the respective meanings assigned thereto in the Loan Agreement as amended by this Amendment No. 3.

2. Indebtedness.

(a) Term Loan Indebtedness. Section 9.9 of the Loan Agreement is hereby amended by deleting clause (b) thereof in its entirety and replacing it with the following:

“(b) the First Lien Term Loan Obligations of the Company, in each case in a principal amount not to exceed one hundred and ten (110%) percent of (i) the principal amount thereof as of the Amendment No. 3 Effective Date plus (ii) $50,000,000 of Incremental Term Loans (as defined in the First Lien Term Loan Credit Agreement as in effect on the Amendment No. 3 Effective Date), and renewals, refinancing, replacements, restructurings, supplements, substitutions or extensions thereof in whole or in part (provided, that the outstanding principal amount of the First Lien Term Loan Obligations and Incremental Term Loans is not increased beyond the maximum amount provided for in this section less any mandatory prepayments and amortization applied thereto (other than on account of accrued interest, premium and fees and expenses) at the time of such renewal, refinancing or extension), so long as the ABL Intercreditor Agreement or a replacement intercreditor agreement satisfactory to the Agent and the Required Lenders is in effect;”

(b) GGC Indebtedness. Section 9.9 of the Loan Agreement is hereby amended by deleting clause (h) thereof in its entirety and replacing it with the following:

“(h) Intentionally deleted.”

(c) Subordinated Indebtedness. Section 9.9(i) of the Loan Agreement is hereby amended by deleting the reference to “$25,000,000” contained in clause (A) therein and replacing it with “$50,000,000”.

(d) Refinancing Debt. Section 9.9(n) of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“(n) Indebtedness arising after the date hereof issued in exchange for, or the proceeds of which are used to extend, refinance, replace, renew, restructure, supplement or substitute for Subordinated Indebtedness (the “Refinancing Indebtedness”); provided, that, as to any such Refinancing Indebtedness, each of the following conditions is satisfied: (i) Agent shall have received not less than ten (10) Business Days’ prior written notice of the intention to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Agent, the amount of such Indebtedness, the schedule of repayments and maturity date with respect thereto and such other information with respect thereto as Agent may reasonably request, (ii) promptly upon Agent’s request, Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, as duly authorized, executed and delivered by the parties thereto, (iii) the Refinancing Indebtedness shall have a weighted average life to maturity and a final maturity equal to or greater than the weighted average life to maturity and the final maturity, respectively, of the Indebtedness being extended, refinanced, replaced, or substituted for, (iv) the Refinancing Indebtedness shall rank in right of payment no more senior than, and be at least as subordinated (if subordinated) to, the Obligations as the Indebtedness being extended, refinanced, replaced, renewed, restructured, supplemented or substituted for, (v) the Refinancing Indebtedness shall not include terms and conditions with respect to Borrowers and Guarantors which are more burdensome or restrictive in any material respect than those included in the Indebtedness so extended, refinanced, replaced or substituted for, taken as a whole, so that in view of all of the terms and conditions of the Refinancing Indebtedness, such terms and conditions are no less favorable to Borrowers and Guarantors; except, that, the applicable cash rate of interest and payment in kind rate of interest on such Refinanced Indebtedness may not exceed by more than two (2%) percent the aggregate rate of interest under the Subordinated Indebtedness, (vi) as of the date of incurring such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (vii) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of the Indebtedness so extended, refinanced, replaced or substituted for (plus the lesser of (A) the stated amount of any premium or other payment required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness being refinanced, (B) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of reasonable expenses of Borrowers and Guarantors incurred in connection with such refinancing, and (C) related fees and expenses incurred in connection therewith), (viii) the Refinancing Indebtedness shall be secured by substantially the same assets; provided, that, such security interests (if any) with respect to the Refinancing Indebtedness shall have a priority no more senior than, and be at least as subordinated, if subordinated (on terms and conditions substantially similar to the subordination provisions applicable to the Indebtedness so extended, refinanced, replaced or substituted for or as is otherwise acceptable to Agent) as the security interest with respect to the Indebtedness so extended, refinanced, replaced or substituted for.”

3. Loans, Investments.

(a) Section 9.10 of the Loan Agreement is hereby amended by deleting clause (k) thereof in its entirety and replacing it with the following:

“(k) Investments in Foreign Subsidiaries in an aggregate amount not to exceed $10,000,000, at any time outstanding;”

(b) Section 9.10 of the Loan Agreement is hereby amended by (i) deleting the referenced to “and” at the end of clause (l) thereof, (ii) deleting the period at the end of clause (m) thereof and replacing it with “; and” and (iii) adding the following new clause (n) at the end thereof:

“(n) Investments after the date hereof by the Loan Parties in or to any joint venture; provided, that, as to any such Investment, each of the following conditions is satisfied:

(i) the aggregate consideration (including without limitation earn out obligations, deferred compensation and the amount of Indebtedness and other liabilities assumed by Loan Parties, but excluding equity consideration, consideration paid from the proceeds of equity of Parent or capital contributions made to Parent and non-competition arrangements) paid by Loan Parties to acquire Capital Stock of joint ventures shall not exceed $25,000,000);

(ii) no Default or Event of Default shall exist or have occurred and be continuing as of the date of the Investment or any contribution in respect thereof and after giving effect to the Investment or such contribution;

(iii) as of the date of any such Investment and after giving effect thereto, Excess Availability shall be not less than $6,500,000;

(iv) the Investment shall be in or to a joint venture that engages in a line of business similar to or related to the business that the Borrowers are engaged in on the date hereof;

(v) Agent shall have received not less than 10 days prior written notice (or such shorter period as Agent may agree in its sole discretion) of the proposed Investment and such information with respect thereto as Agent may reasonably request at least 5 days prior thereto, in each case with such information to include (A) parties to such joint venture, (B) the proposed date and amount of the Investment and (C) the total amount of the Investment; and

(vi) promptly after Agent’s reasonable request, Agent shall have received true, correct and complete copies of all material agreements, documents and instruments relating to such Investment and joint venture.”

4. Restricted Payments. Section 9.11 of the Loan Agreement is hereby amended by deleting clause (k) thereof in its entirety and replacing it with the following:

“(k) to pay management fees and other fees (including the Termination Fee (as defined in the Management Agreement) expressly permitted under and in accordance with the Management Agreement and to reimburse expenses in accordance with the Management Agreement; provided that (i) no such management fees and other fees (including the Termination Fee) may be paid during the continuance of any Event of Default, (ii) any such fees that are not paid because of the occurrence of any Event of Default shall be permitted to be paid at such time (or after) such Event of Default ceases to be continuing for any reason and (iii) and (iii) payment of the Termination Fee may be made solely with net cash proceeds received by Parent pursuant to an equity contribution in Parent or from an equity issuance by Parent made immediately prior to the payment of such fee;”

5. Consent to Proposed Dividends. Notwithstanding anything to the contrary contained in Section 9.11 of the Loan Agreement, on or after the Amendment No. 3 Effective Date, the Company may pay a one-time cash dividend in an aggregate amount not to exceed $25,000,000, from legally available funds therefor, to Parent and Parent may dividend such amount to Hourglass Holdings, LLC; provided, that, each of the following conditions have been satisfied as determined by Agent in its good faith discretion:

(a) the payment of such dividend shall be made from the cash proceeds of a portion of the term loan made under the First Lien Term Loan Financing Agreements on the Amendment No. 3 Effective Date;

(b) at the time of the payment of such dividend and immediately after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;

(c) the payment of such dividend shall not violate, contravene or constitute a default under any applicable law or agreement to which either any Borrower or Guarantor is a party or by which any Borrower or Guarantor or any of its property is bound; and

(d) the payment of any such dividend shall have occurred within thirty (30) days from the date hereof.

6. Consent to Payment in Full of Indebtedness under GGC Subordinated Loan Documents. Notwithstanding anything to the contrary contained in the Loan Agreement (including without limitation Section 9.11(f) of the Loan Agreement), Borrowers may make a payment in the amount of $78,225,000.00 in respect of the Indebtedness outstanding or that will become due on the date of such payment under the GGC Subordinated Loan Documents;

provided, that, each of the following conditions have been satisfied: (a) such payment shall occur on the date hereof and shall constitute full and final payment and satisfaction of such Indebtedness, (b) Borrowers shall not, after the date hereof, receive any further loans or incur any Indebtedness (other than contingent reimbursement and indemnification obligations that expressly survive termination of the GGC Subordinated Loan Documents) under the GGC Subordinated Loan Documents and (c) immediately after giving effect to such payment, the financing arrangements pursuant to the GGC Subordinated Loan Documents shall be terminated, cancelled and of no further force and effect and the Loan Parties shall have no other or further obligations, liabilities and indebtedness to GGC or any other Person of any kind arising under or in connection with the GGC Subordinated Loan Documents (other than contingent reimbursement and indemnification obligations that expressly survive termination of the GGC Subordinated Loan Documents).

7. Transactions with Affiliates. Section 9.12 of the Loan Agreement is hereby amended by deleting clause (e) of the second paragraph thereof in its entirety and replacing it with the following:

“(e) transactions in respect of Subordinated Debt with the holders or lenders, as the case may be, of such Subordinated Debt to the extent such transactions are otherwise permitted hereunder;”

8. Negative Pledge. Section 9.15 of the Loan Agreement is hereby amended by deleting the “and” at the end of clause (x) and adding a new clause (xii) immediately after clause (xi) as follows:

“and (xii) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 9.10(n) and applicable solely to such joint venture.”

9. Fixed Charge Coverage Ratio; Excess Availability. Section 9.16 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(a) If during any fiscal quarter ending after January 1, 2008 Excess Availability falls below $6,500,000, the Loan Parties shall maintain, until Excess Availability is equal to or greater than $10,000,000, a Fixed Charge Coverage Ratio of not less than 1.1 to 1.0, which Fixed Charge Coverage Ratio shall be calculated based on the most recent financial statements, and shall be set forth in the most recent Compliance Certificate, delivered pursuant to Section 9.6. If during the fiscal quarter ended December 31, 2007 Excess Availability falls below $10,000,000, the Loan Parties shall maintain, as of the end of such fiscal quarter and thereafter until Excess Availability is equal to or greater than $10,000,000, a Fixed Charge Coverage Ratio of not less than 1.1 to 1.0, which Fixed Charge Coverage Ratio shall be calculated based on the most recent financial statements, and shall be set forth in the most recent Compliance Certificate, delivered pursuant to Section 9.6. Notwithstanding the above, the parties hereto acknowledge and agree that, for purposes of all calculations made in determining compliance with this Section 9.16, any cash equity contribution

(which equity shall be common equity or Qualified Preferred Stock) made to the Parent by the Sponsor after the end of a fiscal quarter and on or prior to the day that is ten (10) Business Days after the day on which compliance with this Section 9.16 is tested for such fiscal quarter will, at the request of the Company, be included in the calculation of Consolidated EBITDA for the purposes of determining compliance with the financial covenant contained herein at the end of such fiscal quarter (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided that (a) in each four fiscal quarter period, there shall be at least two consecutive fiscal quarters in respect of which no Specified Equity Contribution is made, (b) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Loan Parties to be in compliance with the financial covenant set forth above (it being understood, however, that cash equity contributions to cure financial covenant defaults under the First Lien Term Loan Credit Agreement may exceed such amount) and (c) a Specified Equity Contribution shall only be included in the computation of the financial covenant for purposes of determining compliance by the Loan Parties with this Section 9.16 and not for any other purpose under this Agreement. Upon the making of a Specified Equity Contribution, the financial covenant in this Section 9.16 shall be recalculated giving effect to the increase in Consolidated EBITDA. If, after giving effect to such recalculation, the Loan Parties are in compliance with the financial covenant, the Loan Parties shall be deemed to have satisfied the requirements of the financial covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date.

(b) As at the date of delivery of each Borrowing Base Certificate, the aggregate Excess Availability of Borrowers shall not be less than $5,000,000.”

10. Amendment Fee. Borrowers shall on the date hereof pay to Agent, for the benefit of Lenders, an amendment fee in the amount of $20,000.00, or Agent, at its option, may charge the account(s) of Borrowers maintained by Agent the amount of such fee, which fee is earned as of the date hereof and shall constitute part of the Obligations.

11. Representations and Warranties. Each of the Loan Parties, jointly and severally, hereby represents and warrants with and to Agent and Lenders as follows, which representations and warranties shall survive the execution and delivery hereof:

(a) after giving effect to this Amendment No. 3, no Default or Event of Default exists or has occurred and is continuing as of the date of this Amendment No. 3; and

(b) this Amendment No. 3 has been duly executed and delivered by the Loan Parties and the agreements and obligations of the Loan Parties contained herein constitute legal, valid and binding obligations of the Loan Parties enforceable against the Loan Parties in accordance with their respective terms.

12. Conditions Precedent. The amendments contained herein shall only be effective upon the satisfaction of each of the following conditions precedent in a manner satisfactory to Agent:

(a) Agent shall have received counterparts of this Amendment No. 3, duly authorized, executed and delivered by the Loan Parties and Lenders;

(b) Agent shall have received evidence, in form and substance satisfactory to Agent, that the financing arrangements pursuant to the GGC Subordinated Loan Documents have been terminated, cancelled and of no further force and effect and the Loan Parties shall have no other or further obligations, liabilities and indebtedness to GGC or any other Person of any kind arising under or in connection with the GGC Subordinated Loan Documents (other than contingent reimbursement and indemnification obligations that expressly survive termination of the GGC Subordinated Loan Documents);

(c) Agent shall have received a true, correct and complete copy of the fully executed amendment of the First Lien Term Loan Credit Agreement dated as of the Amendment No. 3 Effective Date;

(d) Agent shall have received a true and correct copy of each consent, waiver or approval (if any) to or of this Amendment No. 3, which the Loan Parties are required to obtain from any other Person, and such consent, approval or waiver (if any) shall be in form and substance reasonably satisfactory to Agent; and

(e) after giving effect to this Amendment No. 3, no Default or Event of Default shall exist or have occurred and be continuing as of the date of this Amendment No. 3.

13. Effect of Amendment No. 3. Except as expressly set forth herein, no other consents, amendments, changes or modifications to the Financing Agreements are intended or implied, and in all other respects the Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof and the Loan Parties shall not be entitled to any other or further amendment by virtue of the provisions of this Amendment No. 3 or with respect to the subject matter of this Amendment No. 3. To the extent of conflict between the terms of this Amendment No. 3 and the other Financing Agreements, the terms of this Amendment No. 3 shall control. The Loan Agreement and this Amendment No. 3 shall be read and construed as one agreement.

14. Governing Law. The validity, interpretation and enforcement of this Amendment No. 3 and any dispute arising out of the relationship between the parties hereto whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

15. Jury Trial Waiver. BORROWERS, GUARANTORS, AGENT AND LENDERS EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AMENDMENT NO. 3 OR ANY OF THE OTHER FINANCING AGREEMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN

RESPECT OF THIS AMENDMENT NO. 3 OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWERS, GUARANTORS, AGENT AND LENDERS EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT BORROWERS, GUARANTORS, AGENT OR ANY LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AMENDMENT NO. 3 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

16. Binding Effect. This Amendment No.1 shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

17. Waiver, Modification, Etc. No provision or term of this Amendment No. 3 may be altered, waived, discharged or terminated orally, but only an instrument in writing by the parties required by Section 11.3 of the Loan Agreement.

18. Further Assurances. The Loan Parties shall execute and deliver such additional documents and take such additional action as may be reasonably requested by Agent to effectuate the provisions and purposes of this Amendment No. 3.

19. Entire Agreement. This Amendment No. 3 represents the entire agreement and understanding concerning the subject matter hereof among the parties hereto, and supersedes all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.

20. Headings. The headings listed herein are for convenience only and do not constitute matters to be construed in interpreting this Amendment No. 3.

21. Counterparts. This Amendment No. 3 may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment No. 3 by telefacsimile or other electronic method of transmission shall have the same force and effect as delivery of an original executed counterpart of this Amendment No. 3. Any party delivering an executed counterpart of this Amendment No. 3 by telefacsimile or other electronic method of transmission shall also deliver an original executed counterpart of this Amendment No. 3, but the failure to do so shall not affect the validity, enforceability, and binding effect of this Amendment No. 3.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to be duly executed and delivered by their authorized officers as of the day and year first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION, successor by merger to Wachovia Bank, National Association, as Agent and a Lender

By:	/s/ James A. Kelly
Title:	Vice President

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Amendment No. 3 to Loan and Security Agreement and

Consent - U.S. Silica

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

U.S. SILICA COMPANY		OTTAWA SILICA COMPANY

By:	/s/ William A. White	By:	/s/ William A. White
Name:	William A. White	Name:	William A. White
Title:	Chief Financial Officer, Assistant Secretary and Vice President - Finance	Title:	Chief Financial Officer, Assistant Secretary and Vice President - Finance

THE FULTON LAND AND TIMBER COMPANY		USS HOLDINGS, INC.

By:	/s/ William A. White	By:	/s/ William A. White
Name:	William A. White	Name:	William A. White
Title:	Chief Financial Officer, Assistant Secretary and Vice President - Finance	Title:	Chief Financial Officer, Assistant Secretary and Vice President - Finance

PENNSYLVANIA GLASS SAND CORPORATION		BMAC SERVICES CO., INC.

By:	/s/ William A. White	By:	/s/ William A. White
Name:	William A. White	Name:	William A. White
Title:	Chief Financial Officer, Assistant Secretary and Vice President - Finance	Title:	Chief Financial Officer, Assistant Secretary and Vice President - Finance

Amendment No. 3 to Loan and Security Agreement and

Consent - U.S. Silica